Exhibit 99.1

News

SUNTRUST

Contact:

Investors                     Media

Gary Peacock             Barry Koling

(404) 658-4879         (404) 230-5268

For Immediate Release

April 10, 2003

SunTrust Reports First Quarter Earnings

Company Says “Positive Performance Trends” Bolster Results in Continued Weak Economy

ATLANTA—SunTrust Banks, Inc. (NYSE: STI) today reported net income for the first quarter of 2003 of $327.8 million, up 8% from the first quarter of 2002. Net income per diluted share was $1.17, up 10% from the $1.06 per diluted share earned in the first quarter of 2002.

SunTrust believes operating earnings of the Company, which exclude certain non-recurring, merger-related charges, is also an appropriate indicator of basic business performance. Operating income for the first quarter was $327.8 million, down 5% from the $344.7 million earned in the comparable 2002 period. Net income in the first quarter of 2002 was reduced by $39.8 million, or $0.14 per share, in non-recurring after-tax merger charges.

“Once again, like everybody else in our industry, we’re reporting bottom line results that reflect the effects of a still-slow economy, sluggish loan volumes and continued uncertainty in the operating environment,” said L. Phillip Humann, SunTrust chairman, president and chief executive officer. “The good news, however, is that we are also seeing positive trends that not only bolster this quarter’s earnings but suggest better things to come.”

Mr. Humann pointed in particular to encouraging trends in sales-related revenue generation, expense discipline, and credit quality.

For the quarter, reported return on average total assets (ROA) was 1.12%, and return on average total equity (ROE) was 15.13%. Return on average assets less net unrealized gains on

-more-

securities was 1.15% and return on average realized equity was 18.16% for the quarter. The Company believes ROA and ROE excluding net unrealized gains from the Company’s securities portfolio is the more indicative performance measure in this area due to SunTrust’s ownership of 48 million shares of The Coca-Cola Company.

SunTrust said the impact of the weak economy and related interest rate environment was, predictably, most keenly felt in fully taxable net interest income of $833.0 million in the first quarter, up 3% from the first quarter of 2002, and essentially unchanged from the fourth quarter of 2002. The net interest margin for the quarter was 3.21%, down five basis points from the fourth quarter of 2002.

Average loans for the first quarter were $73.0 billion, up 5% from the first quarter of 2002, and average earning assets were $105.2 billion, up 13% from the first quarter of 2002.

Average consumer and commercial deposits for the first quarter were $ 67.5 billion, up 8% from the first quarter of 2002. SunTrust said the strong deposit growth reflected the success of targeted sales initiatives undertaken during the quarter.

The positive impact of SunTrust’s sales focus was also reflected in noninterest income, excluding net securities gains, of $505.6 million in the quarter. Although down 4% from the first quarter of 2002, this category was up 4% from the fourth quarter of 2002. Total noninterest income including net securities gains was $547.7 million for the quarter, down 7% from the first quarter of 2002, and up 4% from the fourth quarter of 2002. Please refer to Appendix A for further noninterest income details.

Reflecting SunTrust’s emphasis on maintaining balance in its revenue generation capacity under differing economic scenarios, noninterest income excluding net securities gains represented 38% of total revenue for the first quarter of 2003.

Total noninterest expense in the first quarter was $818.2 million, up 1% from the first quarter of 2002. Consistent with the improving quarterly expense pattern evident most of last year, total noninterest expense was down 2% from the fourth quarter of 2002. Expense discipline remains a high priority for SunTrust in 2003. Please refer to Appendix A for further noninterest expense details.

Net charge-offs in the first quarter were $79.8 million or 0.44% of average loans, down from $118.6 million, or 0.69% of average loans in the first quarter of 2002. The provision for loan losses was $80.8 million for the first quarter. This is the fourth consecutive quarter of declining loan charge-offs which the Company believes is generally indicative of overall improving credit quality conditions.

Nonperforming assets were $548.4 million at quarter end or 0.74% of loans, foreclosed properties and repossessed assets, up slightly from $542.0 million as of December 31, 2002 but in line with SunTrust’s expectations. Nonperforming assets at March 31, 2003 included $520.1 million in nonaccural loans, $18.1 million in other real estate owned and $10.3 million in other repossessed assets. The allowance for loan losses at March 31, 2003 was $931.1 million and represented 1.26% of period-end loans and 179.0% of nonaccural loans. SunTrust’s net charge-off and nonperforming asset levels continue to compare very favorably with the most recently published industry averages.

At March 31, 2003, SunTrust had total assets of $120.1 billion. Equity capital of $8.7 billion represented 7.24% of total assets. Book value per share was $31.06, up 4% from March 31, 2002.

To view the corresponding financial tables and information, please refer to the Investor Relations section located under “About SunTrust” on our Web site at www.suntrust.com. This information may also be directly accessed via the quick link entitled “1st Quarter Earnings Release” located at the lower right hand corner of the SunTrust homepage.

SunTrust management will host a conference call on April 10 at 8:30 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals are encouraged to call in beginning at 8:15 a.m. by dialing 1-888-822-9863 (Passcode 41003; Leader: Gary Peacock.). Individuals calling from outside the United States should dial 1-484-630-1854 (Passcode 41003; Leader: Gary Peacock). A replay of the call will be available beginning the afternoon of April 10 by dialing 1-800-934-9727 (domestic) or 1-402-220-0194 (international).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust Web site at www.suntrust.com. The webcast will be hosted under “Investor Relations” located under “About SunTrust” and may also be accessed directly from the SunTrust home page by clicking on the link “1st Qtr. Results and Webcast Links” found at the lower right-hand corner of the page. Beginning the afternoon of April 10, 2003, listeners may access an archived version of the presentation on the “Investor Relations” page. A link to the Investor Relations page is also found in the footer of the SunTrust home page.

SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation’s largest commercial banking organizations. The Company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust’s Internet address is www.suntrust.com.

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This press release may contain forward-looking statements as defined by federal securities law which involve significant risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. SunTrust does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.